Exhibit 10.4

Execution Version

TAX MATTERS AGREEMENT

by and among

Cogint, Inc.

and

Red Violet, Inc.

Dated as of September 6, 2017

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of September 6, 2017, is by and among Cogint, Inc., a Delaware corporation (“Cogint”), and Red Violet, Inc., a Delaware corporation (“SpinCo”). Each of Cogint and SpinCo is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Cogint, acting through itself and its direct and indirect Subsidiaries, currently conducts the Fluent Business and the IDI Business;

WHEREAS, the board of directors of Cogint (“Cogint Board”) has determined that it is appropriate, desirable and in the best interests of Cogint and its stockholders to separate the Fluent Business from the IDI Business, and to divest the IDI Business in the manner contemplated by the Separation Agreement and the Business Combination Agreement;

WHEREAS, Cogint and SpinCo have entered into the Separation Agreement pursuant to which (a) the Fluent Business will be separated from the IDI Business, (b) (i) Cogint will, and will cause its Subsidiaries to, transfer certain assets, liabilities and subsidiaries of the IDI Business to SpinCo and its Subsidiaries, and (ii) SpinCo will, and/or will cause one or more of its Subsidiaries to, transfer certain assets, liabilities, subsidiaries and/or businesses to Cogint and its Subsidiaries, as a result of which SpinCo will own, directly and indirectly through its Subsidiaries, the IDI Business and will not own, directly or indirectly through its Subsidiaries, any of the Fluent Business (collectively, the “Restructuring”), and (c) Cogint will distribute, on a pro rata basis, all of the issued and outstanding shares of SpinCo Common Stock owned by Cogint to the holders of Cogint Common Stock or other derivative securities of Cogint (the “Distribution”) as described therein;

WHEREAS, the Parties contemplate, among other things, that, pursuant to the Business Combination Agreement, immediately after the Distribution and at the Closing, BlueFocus International Limited, a private company limited by shares registered in Hong Kong (the “Parent”) will purchase from Cogint, and Cogint will sell to the Parent, the Purchased Shares;

WHEREAS, before the Closing Date, Cogint will declare the Cash Dividend; and

WHEREAS, the Parties wish to provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 7.01.

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“Business Combination Agreement” means the Business Combination Agreement by and between Cogint and the Parent dated as of the date hereof.

“Carryback” has the meaning set forth in Section 4.02.

“Cash Dividend” has the meaning set forth in the Business Combination Agreement.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cogint” has the meaning set forth in the preamble to this Agreement.

“Cogint Consolidated Return” means the U.S. federal Income Tax Return required to be filed by Cogint as the Common Parent.

“Cogint Consolidated Taxes” means any U.S. federal Income Taxes attributable to any Cogint Consolidated Return.

“Cogint Entity” means any Subsidiary of Cogint immediately after the Closing.

“Cogint Group” means, individually or collectively, as the case may be, Cogint and any Cogint Entity, excluding any member of the SpinCo Group.

“Cogint Taxes” means, without duplication, (a) any Cogint Consolidated Taxes, (b) any Taxes imposed on SpinCo or any member of the SpinCo Group under Treasury Regulations Section 1.1502-6 (or any similar provision of other Law) as a result of SpinCo or any such member being or having been included as part of a Cogint Consolidated Return (or similar consolidated or combined Tax Return under any other provision of Law), (c) any Taxes of the Cogint Group and any former Subsidiary of Cogint (excluding any member of the SpinCo Group) for any Pre-Closing Period, (d) any Cogint Transaction Taxes, and (e) any Transfer Taxes, in each case (x) other than SpinCo Taxes and (y) including any Taxes resulting from an Adjustment.

“Cogint Transaction Taxes” means any Taxes imposed on or by reason of the sale of the Purchased Shares and/or the payment of the Cash Dividend (including Transfer Taxes imposed on such transactions).

“Common Parent” means the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return.

“Confidentiality Agreement” has the meaning set forth in the Business Combination Agreement.

“Contribution” means the contribution, directly or indirectly, by Cogint of all of the equity interests in IDI Holdings, LLC; Cogint Technologies, LLC; IDI Verified, LLC; and Interactive Data, LLC and any other assets of the IDI Business to SpinCo in exchange for all of the SpinCo Common Stock and the assumption by SpinCo of liabilities related thereto.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” means the date on which the Distribution is paid.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to the applicable Taxing Authority to avoid the incurrence of interest, penalties and/or additions to Tax.

“Employee Matters Agreement” means the Employee Matters Agreement by and between the Parties dated as of the date hereof.

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include (a) any action described in or contemplated by the Separation Agreement, the Business Combination Agreement or any Ancillary Agreement, (b) any action that is undertaken pursuant to the Restructuring or the Distribution, or (c) any compensatory payment or compensatory transfer in respect of services made as a result of, or in connection with, the Restructuring, the Distribution, or the purchase of the Purchased Shares by the Parent (which shall be treated as paid immediately before the Distribution on the Distribution Date).

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed to a court other than the Supreme Court of the United States, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Fluent Business” has the meaning set forth in the Separation Agreement.

“Group” of which a Person is a member means (i) the Cogint Group if the Person is a member of the Cogint Group, and (ii) the SpinCo Group if the Person is a member of the SpinCo Group.

“IDI Business” has the meaning set forth in the Separation Agreement.

“Income Tax Return” means any Tax Return on which Income Taxes are reflected or reported.

“Income Taxes” means any net income, net receipts, net profits, excess net profits or similar Taxes based upon, measured by, or calculated with respect to net income.

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article III.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article III.

“Information” has the meaning set forth in Section 6.01(a).

“IRS” means the U.S. Internal Revenue Service.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Mixed Business Income Tax Return” means any Mixed Business Tax Return on which Income Taxes are reflected or reported.

“Mixed Business Tax Return” means any Tax Return (other than a Cogint Consolidated Return), including any consolidated, combined or unitary Tax Return, that reflects or reports Taxes that relate to at least one asset or activity that is part of the Fluent Business, on the one hand, and at least one asset or activity that is part of the IDI Business, on the other hand.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal operations of such Person.

“Parent” has the meaning set forth in the recitals to this Agreement.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Past Practice” means past practices, accounting methods, elections and conventions.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning on the day after the Distribution Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preparing Party” has the meaning set forth in Section 2.04(a)(ii).

“Privilege” means any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Purchased Shares” has the meaning set forth in the Business Combination Agreement.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Restructuring” has the meaning set forth in the recitals to this Agreement.

“Reviewing Party” has the meaning set forth in Section 2.04(a)(ii).

“Separation Agreement” means the Separation and Distribution Agreement by and between Cogint and SpinCo dated as of the date hereof.

“Single Business Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that reflects or reports Tax Items relating only to the Fluent Business, on the one hand, or the IDI Business, on the other (but not both).

“Single Business Return Preparing Party” has the meaning set forth in Section 2.04(b).

“Single Business Return Reviewing Party” has the meaning set forth in Section 2.04(b).

“SpinCo” has the meaning set forth in the preamble to this Agreement.

“SpinCo Common Stock” has the meaning set forth in the Separation Agreement.

“SpinCo Entity” means any Subsidiary of SpinCo immediately after the Closing.

“SpinCo Group” means, individually or collectively, as the case may be, SpinCo and any SpinCo Entity.

“SpinCo Taxes” means, without duplication, (a) any Taxes of (i) Cogint or any Subsidiary or former Subsidiary of Cogint attributable to assets or activities of the IDI Business, as determined pursuant to Section 2.09 or (ii) SpinCo or any Subsidiary of SpinCo, (b) any Taxes attributable to an Extraordinary Transaction occurring after the Closing on the Closing Date by SpinCo or a SpinCo Entity and (c) any SpinCo Transaction Taxes, in each case including any Taxes resulting from an Adjustment.

“SpinCo Transaction Taxes” means (i) any Taxes imposed on or by reason of the Restructuring, the Contribution or the Distribution (including as a result of a Section 336(e) Election described in Section 4.05 and including Transfer Taxes imposed on such transactions) and (ii) any Taxes payable by reason of the distribution of cash or other property from SpinCo to Cogint. For the avoidance of doubt, SpinCo Transaction Taxes include, without limitation, Taxes payable by reason of deferred intercompany transactions or excess loss accounts triggered by the Contribution or the Distribution. Notwithstanding anything to the contrary, the determination of SpinCo Transaction Taxes shall take into account all Tax deductions and other Tax attributes of the Cogint Group and/or the SpinCo Group (determined as if the Cogint Group and SpinCo Group closed their books and tax years at the end of the day on the Distribution Date) available to offset taxable income or Taxes from the transactions described in (i) and (ii) of the first sentence of this definition of “SpinCo Transaction Taxes” to the extent permitted by applicable law.

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Subsidiary” means, with respect to any Person (a) a corporation more than fifty percent (50%) of the voting or capital stock of which is owned, directly or indirectly, by such Person or (b) a limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interests thereof or for which such Person, directly or indirectly, has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body or which such Person otherwise has control (e.g., as the managing partner or managing member of a partnership or limited liability company, as the case may be).

“Tax” means (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem, hospitality, accommodations, transient accommodations, unclaimed property, escheat and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (b) any interest, penalties or additions attributable thereto and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, tax bases, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Benefit” means any refund, credit, or other reduction in Tax payments otherwise required to be made to a Taxing Authority, including for the avoidance of doubt, any actual Tax savings if, as and when realized arising from a step-up in Tax basis or an increase in a Tax Attribute.

“Tax Cost” means any increase in Tax payments otherwise required to be made to a Taxing Authority (or any reduction in any refund otherwise receivable from any Taxing Authority).

“Tax Group” means the members of a consolidated, combined, unitary or other tax group (determined under applicable U.S., State or foreign Income Tax law) which includes Cogint or SpinCo, as the context requires, but for the avoidance of doubt, (i) Cogint’s Tax Group does not include any members of the SpinCo Group and (ii) SpinCo’s Tax Group does not include any members of the Cogint Group.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Matter” has the meaning set forth in Section 6.01(a).

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Restructuring, the Contribution, the Distribution, the sale of the Purchased Shares, or the payment of the Cash Dividend.

“Treasury Regulations” means the final and temporary (but not proposed) Income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

TERMS DEFINED IN THIS AGREEMENT

Accounting Firm	7.01
Agreement	Preamble
Carryback	4.02
Cogint Board	Recitals
Distribution	Recitals
Information	6.01(a)
Parent	Recitals
Preparing Party	2.04(a)(ii)
Restructuring	Recitals
Retention Period	6.02
Reviewing Party	2.04(a)(ii)
Section 336(e) Allocation Statement	4.05
Section 336(e) Election	4.05
Single Business Return Preparing Party	2.04(b)
Single Business Return Reviewing Party	2.04(b)
SpinCo	Preamble
Tax Matter	6.01(a)

Section 1.02 Additional Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Business Combination Agreement or Separation Agreement, as applicable.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX RETURNS

Section 2.01 Cogint Consolidated Returns.

(a) Cogint Consolidated Returns. Cogint shall prepare and file all Cogint Consolidated Returns for a Pre-Closing Period or a Straddle Period, and shall pay all Taxes shown to be due and payable on such Tax Returns; provided that SpinCo shall reimburse Cogint for any such Taxes that are SpinCo Taxes.

(b) Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by SpinCo or any SpinCo Entity on the Distribution Date after the Closing as occurring on the day after the Distribution Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law.

Section 2.02 Mixed Business Tax Returns.

(a) Subject to Section 2.02(b), Cogint shall prepare (or cause a Cogint Entity to prepare) and Cogint, a Cogint Entity or SpinCo shall file (or cause to be filed) any Mixed Business Tax Returns for a Pre-Closing Period or a Straddle Period and shall pay, or cause such Cogint Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that SpinCo shall reimburse Cogint for any such Taxes that are SpinCo Taxes.

(b) SpinCo shall prepare and file (or cause a SpinCo Entity to prepare and file) any Mixed Business Tax Returns for a Pre-Closing Period or a Straddle Period required to be filed by SpinCo or a SpinCo Entity after the Distribution Date, and SpinCo shall pay, or cause such SpinCo Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Cogint shall reimburse SpinCo for any such Taxes that are Cogint Taxes.

Section 2.03 Single Business Returns.

(a) Cogint shall prepare and file (or cause a Cogint Entity to prepare and file) any Single Business Returns for a Pre-Closing Period or a Straddle Period required to be filed by Cogint or a Cogint Entity and shall pay, or cause such Cogint Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that SpinCo shall reimburse Cogint for any such Taxes that are SpinCo Taxes.

(b) SpinCo shall prepare and file (or cause a SpinCo Entity to prepare and file) any Single Business Returns for a Pre-Closing Period or a Straddle Period required to be filed by SpinCo or a SpinCo Entity and shall pay, or cause such SpinCo Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Cogint shall reimburse SpinCo for any such Taxes that are Cogint Taxes.

Section 2.04 Tax Return Procedures.

(a) Procedures relating to Tax Returns other than Single Business Returns.

(i) Cogint Consolidated Returns. With respect to all Cogint Consolidated Returns for the taxable year which includes the Distribution Date and/or the purchase of the Purchased Shares pursuant to the Business Combination Agreement, Cogint shall use the closing of the books method under (A) Treasury Regulation Section 1.1502-76 (including adopting the “end of the day rule” described therein) and (B) Section 382 of the Code and any applicable Treasury Regulations promulgated thereunder. To the extent that the positions taken on any Cogint Consolidated Tax Return would reasonably be expected to materially adversely affect the Tax position of SpinCo or a SpinCo Entity for any period after the Distribution Date, Cogint shall prepare the portions of such Tax Return that relates to the IDI Business in a manner that is consistent with Past Practice unless otherwise required by applicable Law or agreed to in writing by the Parties, and shall provide a draft of such portion of such Tax Return to SpinCo for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent Cogint from timely filing any such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, Cogint shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 7.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by Cogint and Cogint agrees to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(ii) Mixed Business Tax Returns. To the extent that the positions taken on any Mixed Business Tax Return would reasonably be expected to materially adversely affect the Tax position of the party other than the party that is required to prepare and file any such Tax Return pursuant to Section 2.02 (the “Reviewing Party”) in any Post-Closing Period, the party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party (the IDI Business or the Fluent Business, as the case may be) in a manner that is consistent with Past Practice unless otherwise required by applicable Law or agreed to in writing by the Parties, and shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, the Preparing Party shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 7.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by the Preparing Party and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(b) Procedures relating to Single Business Returns. The Party that is required to prepare and file any Single Business Return pursuant to Section 2.03 (the “Single Business Return Preparing Party”) which reflects Taxes which are reimbursable by the other Party (the “Single Business Return Reviewing Party”), in whole or in part, shall (x) unless otherwise required by Law or agreed to in writing by the Single Business Return Reviewing Party, prepare such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement, and (y) submit to the Single Business Return Reviewing Party a draft of any such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement) along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by the Single Business Return Reviewing Party under Section 2.03 at least thirty (30) days prior to the Due Date for such Tax Return provided, however, that nothing herein shall prevent the Single Business Return Preparing Party from timely filing any such Single Business Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 7.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Single Business Return, such Single Business Return shall be timely filed by the Single Business Return Preparing Party and the Parties agree to amend such Single Business Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section 2.05 Amended Returns. Except as provided in Section 2.04 to reflect the resolution of any dispute by the Accounting Firm pursuant to Section 7.01, (a) except with the prior written consent of Cogint (such consent not to be unreasonably withheld, delayed or conditioned), SpinCo shall not, and shall not permit any SpinCo Entity to, amend any Tax Return of SpinCo or any SpinCo Entity for any Pre-Closing Period or Straddle Period to the extent such amendment could reasonably be expected to result in an indemnification obligation on the part of Cogint pursuant to Article III or otherwise increase the Taxes of any member of the Cogint Group and (b) except with the prior written consent of SpinCo (such consent not to be unreasonably withheld, delayed or conditioned), Cogint shall not, and shall not permit any Cogint Entity to, amend any Tax Return for any Pre-Closing Period or Straddle Period to the extent such amendment could reasonably be expected to result in an indemnification obligation on the part of SpinCo pursuant to Article III or otherwise increase the Taxes of any member of the Spinco Group.

Section 2.06 Straddle Period Tax Allocation. Cogint and SpinCo shall take all actions necessary or appropriate to close the taxable year of SpinCo and each SpinCo Entity for all Tax purposes as of the close of the Distribution Date to the extent permissible or required under applicable Law. If applicable Law does not require or permit SpinCo or a SpinCo Entity, as the case may be, to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of SpinCo or such SpinCo Entity as of the close of the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis.

Section 2.07 Timing of Payments. All Taxes required to be paid or caused to be paid pursuant to this Article II by either Cogint or a Cogint Entity or SpinCo or a SpinCo Entity, as the case may be, to an applicable Taxing Authority or reimbursed by Cogint or SpinCo to the other Party pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a reimbursement to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party; provided that the Party seeking reimbursement shall furnish such other Party reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such reimbursement obligation at least twenty (20) days before such Due Date.

Section 2.08 Expenses. Except as provided in Section 7.01 in respect of the expenses relating to the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.09 Apportionment of SpinCo Taxes. For all purposes of this Agreement, but subject to Section 4.03, Cogint and SpinCo shall jointly determine in good faith which Tax Items are properly attributable to assets or activities of the IDI Business (and in the case of a Tax Item that is properly attributable to both the IDI Business and the Fluent Business, the allocation of such Tax Item between the IDI Business and the Fluent Business) in a manner consistent with the Past Practices of the Parties and the provisions of this Agreement and any disputes shall be resolved by the Accounting Firm in accordance with Section 7.01.

Section 2.10 Distribution Tax Reporting. The Parties shall cause the Distribution to be reported to holders of Cogint Common Stock on IRS Form 1099-DIV. The Parties shall not take any position on any U.S. federal or state income tax return or take any other U.S. tax reporting position that is inconsistent with the treatment of the Distribution as a distribution to which Section 301 of the Code applies, except as otherwise required by applicable Law.

ARTICLE III

INDEMNIFICATION

Section 3.01 Indemnification by Cogint. Subject to Section 3.03, Cogint shall pay, and shall indemnify and hold the SpinCo Group harmless from and against, without duplication, (a) all Cogint Taxes, (b) all Taxes incurred by SpinCo or any SpinCo Entity arising out of, attributable to, or resulting from the breach by Cogint of any of its covenants hereunder, and (c) any out-of-pocket costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.02 Indemnification by SpinCo. Subject to Section 3.03, SpinCo shall pay, and shall indemnify and hold the Cogint Group harmless from and against, without duplication, (a) all SpinCo Taxes, (b) all Taxes incurred by Cogint or any Cogint Entity arising out of, attributable to, or resulting from the breach by SpinCo of any of its covenants hereunder, and (c) any out-of-pocket costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.03 Characterization of and Adjustments to Payments.

(a) For all Tax purposes, Cogint and SpinCo shall treat any payment by Cogint to a member of the Spinco Group or by Spinco to a member of the Cogint Group required by this Agreement (other than payments with respect to interest accruing after the Distribution Date) as either a contribution by Cogint to SpinCo or a distribution by SpinCo to Cogint, as the case may be, occurring immediately prior to the Distribution.

(b) Notwithstanding the foregoing, the amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnified Party pursuant to Article III of this Agreement shall be (i) decreased to take into account any Tax Benefit to the Indemnified Party (or any of its affiliates) arising from the incurrence or payment of the relevant indemnified item and actually realized in or prior to the taxable year succeeding the taxable year in which the indemnified item is incurred (which Tax Benefit would not have arisen or been allowable but for such indemnified item), and (ii) increased to take into account any actual Tax Cost of the Indemnified Party (or any of its affiliates) arising from the receipt of the relevant indemnity payment.

Section 3.04 Timing of Indemnification Payments. Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment, or within ten (10) days after resolution pursuant to Section 7.01.

Section 3.05 Indemnification Payments under Ancillary Agreements. To the extent that an indemnification payment is made under any Ancillary Agreement, such indemnification payment shall be decreased to take into account the Tax Benefit actually realized (whether directly or indirectly) by the indemnified party and increased to take into account any Tax Cost actually incurred (whether directly or indirectly) by the indemnified party under principles analogous to the principles described in Section 3.03 hereof.

ARTICLE IV

REFUNDS, CARRYBACKS, TIMING DIFFERENCE AND TAX ATTRIBUTES

Section 4.01 Refunds and Credits.

(a) Except as provided in Section 4.02, Cogint shall be entitled to all Refunds of Taxes for which Cogint is responsible pursuant to Article III, and SpinCo shall be entitled to all Refunds of Taxes for which SpinCo is responsible pursuant to Article III. For the avoidance of doubt, to the extent that a particular Refund of Taxes may be allocable to a Straddle Period with respect to which the Parties may share responsibility pursuant to Article III, the portion of such Refund to which each Party will be entitled shall be determined by comparing the amount of payments made by a Party (or any of member of such Party’s Group) to a Taxing Authority or to the other Party (and reduced by the amount of payments received from the other Party) pursuant to Articles II and III hereof with the Tax liability of such Party as determined under Section 2.06, taking into account the facts as utilized for purposes of claiming such Refund. If a Party (or any member of its Tax Group) receives a Refund to which the other Party is entitled pursuant to this Agreement, such Party shall pay the amount to which such other Party is entitled (net of any Taxes imposed with respect to such refund and any other reasonable out-of-pocket costs incurred by such Party) within ten (10) days after the receipt of the Refund.

(b) Notwithstanding Section 4.01(a), to the extent that a Party (or any member of its Tax Group) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 4.01, such Party shall pay such amount to the other Party no later than ten (10) days following the date on which the overpayment is reflected on a filed Tax Return.

(c) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

Section 4.02 Carrybacks. Except to the extent otherwise consented to by Cogint or prohibited by applicable Law, SpinCo (or the appropriate member of its Tax Group) shall elect to relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Closing Period to any Pre-Closing Period or Straddle Period with respect to members of the SpinCo Group (a “Carryback”). In the event that SpinCo (or the appropriate member of its Tax Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo a Carryback (or Cogint consents to a Carryback), Cogint shall cooperate with SpinCo, at SpinCo’s expense, in seeking from the appropriate Taxing Authority such Refund as reasonably would result from such Carryback, to the extent that such Refund is directly attributable to such Carryback, and shall pay over to SpinCo the amount of such Refund, net of any Taxes imposed on the receipt of such Refund and any other reasonable out-of-pocket costs, within ten (10) days after such Refund is received.

Section 4.03 Tax Attributes.

(a) As soon as reasonably practicable after the Closing, Cogint shall reasonably determine in good faith the allocation of Tax Attributes, as well as any limitations on the use thereof, arising in a Pre-Closing Period to the Cogint Group and the SpinCo Group in accordance with the Code and Treasury Regulations including Treasury Regulations Sections 1.1502-9T(c), 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A, and 1.1502-95 (and any applicable state, local and foreign Tax Laws). Subject to the preceding sentence, Cogint shall be entitled to make any determination as to (A) basis, and (B) valuation, and shall make such determinations reasonably and in good faith and consistent with Past Practice, where applicable. Cogint shall consult in good faith with SpinCo regarding such allocation of Tax Attributes and determinations as to basis and valuation, and shall consider in good faith any comments received in writing from SpinCo regarding such allocation and determinations. Cogint and SpinCo hereby agree to compute all Taxes for Post-Closing Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 4.03(a) unless otherwise required by a Final Determination.

(b) To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.03(a).

Section 4.04 Timing Differences. If pursuant to a Final Determination an Adjustment (i) increases the amount of liability for any Taxes for which a member of the Cogint Group is responsible hereunder and a Tax Benefit is made allowable to SpinCo or a member of its Tax Group for any Tax period after the Closing, which Tax Benefit would not have arisen or been allowable but for such Adjustment, and which Tax Benefit reduces Taxes in respect of a Tax period for which SpinCo or a member of its Tax Group is liable (and for which no member of the Cogint Group is liable) or (ii) increases the amount of liability for any Taxes for which a member of the SpinCo Group is responsible hereunder and a Tax Benefit is made allowable to Cogint or a member of its Tax Group for any Tax period prior to the Closing, which Tax Benefit would not have arisen or been allowable but for such Adjustment, and which Tax Benefit reduces Taxes in respect of a Tax period which Cogint or a member of its Tax Group is liable (and for which no member of the SpinCo Group is liable), then SpinCo or Cogint, as the case may be, shall make a payment to either Cogint or SpinCo, as appropriate, within thirty (30) days of the date that such paying Party (or any of its Tax Group members) actually receives such Tax Benefit (determined by comparing its (and its Tax Group members’) Tax liability with and without the Tax consequences of the Adjustment), which payment shall not exceed the increase in the amount of liability for any Taxes resulting from such Adjustment, for which a member of the Cogint Group or SpinCo Group, as the case may be, is responsible hereunder.

Section 4.05 Section 336(e) Election. Pursuant to Treasury Regulation Sections 1.336-2(h)(1), if requested by SpinCo in its sole discretion, Cogint shall make a timely election under Section 336(e) of the Code and the Treasury Regulations issued thereunder for SpinCo and any other SpinCo Entity for which SpinCo determines the election shall be made with respect to the Distribution (a “Section 336(e) Election”). If so elected by SpinCo, Cogint and SpinCo shall cooperate in making the Section 336(e) Election, including filing any statements, amending any Tax Returns or taking such other action reasonably necessary to carry out the Section 336(e) Election. For the avoidance of doubt, this Agreement is intended to constitute a written, binding agreement by Cogint and SpinCo to make such Section 336(e) Election within the meaning of Treasury Regulation Section 1.336-2(h)(1)(i) if SpinCo determines that such election shall be made. In such event, within thirty (30) days after the Distribution Date, SpinCo shall provide Cogint with a proposed determination of the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the disposition date assets of SpinCo and its subsidiaries, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). Within thirty (30) days after Cogint’s receipt of the Section 336(e) Allocation Statement, Cogint may provide comments to SpinCo to the Section 336(e) Allocation Statement and SpinCo shall consider such comments in good faith; provided, however, that SpinCo may not reject any such Cogint comment if such rejection would materially adversely affect Cogint without Cogint’s consent, which consent may not be unreasonably withheld, delayed or conditioned (taking into account the rights and obligations under this Agreement); provided, however, that if SpinCo may not reject any such comment pursuant to this sentence then the Parties shall work together in good faith and any remaining disagreement with respect to such comment shall be resolved pursuant to Section 7.01. If SpinCo determines that the Section 336(e) Election shall be made, no member of the Cogint Group or the SpinCo Group shall take any position inconsistent with the Section 336(e) Election including the Section 336(e) Allocation Statement except as may be required by a Final Determination.

Section 4.06 Tax Benefit Determinations. Notwithstanding anything herein to the contrary, if and to the extent a Party owns, directly or indirectly, less than 100% of the equity of any entity and as a result of such less-than-100% ownership interest in the entity such entity is not a member of the Party’s Tax Group, then the amount of the Tax Benefit payment under Article IV shall be appropriately adjusted to take into account the percentage ownership (based on value) of any such entity, and shall be determined and due and owing even if such entity is not a member of the Tax Group of a Party.

Section 4.07 Supporting Documentation. If a Party seeks any payment from the other Party pursuant to Article IV, the requesting Party shall furnish such other Party reasonably satisfactory documentation setting forth the basis for, and the calculation of, the amount of such payment obligation. If such other Party disagrees with the determination of the amount of the payment obligation set forth therein, any disputes shall be resolved by the Accounting Firm in accordance with Section 7.01

ARTICLE V

TAX PROCEEDINGS

Section 5.01 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure.

Section 5.02 Tax Proceeding Procedures Generally.

(a) Tax Proceedings relating to Cogint Consolidated Returns. Cogint shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Cogint Consolidated Return; provided that to the extent such Tax Proceeding could reasonably be expected to adversely affect the amount of Taxes for which SpinCo is responsible pursuant to Article III less the amount payable to SpinCo pursuant to Section 4.04, Cogint shall (i) defend such Tax Proceeding diligently and in good faith and (ii) shall keep SpinCo informed in a timely manner of all actions proposed to be taken by Cogint with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which SpinCo is responsible pursuant to Article III), (C) shall permit SpinCo to participate (at SpinCo’s sole expense) in all proceedings with respect to such tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which SpinCo is responsible pursuant to Article III), and (D) shall not settle any such Tax Proceeding without the prior written consent of SpinCo, which shall not be unreasonably withheld, conditioned or delayed.

(b) Tax Proceedings relating to Other Returns. The Preparing Party (in the case of a Mixed Business Tax Return) or the Single Business Return Preparing Party (in the case of a Single Business Return) shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Mixed Business Tax Return or Single Business Return; provided that to the extent such Tax Proceeding could reasonably be expected to adversely affect the amount of Taxes for which the Reviewing Party or Single Business Return Reviewing Party (as applicable) is responsible pursuant to Article III, the controlling party shall (A) defend such Tax Proceeding diligently and in good faith, (B) shall keep the non-controlling party informed in a timely manner of all actions proposed to be taken by the controlling party with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which the non-controlling party is responsible pursuant to Article III), (C) shall permit the non-controlling party to participate (at the non-controlling party’s sole expense) in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which the non-controlling party is responsible pursuant to Article III), and (D) shall not settle any such Tax Proceeding without the prior written consent of the non-controlling party, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VI

COOPERATION

Section 6.01 General Cooperation.

(a) The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either of the Parties or their respective Subsidiaries covered by this Agreement and in connection with any financial reporting matter relating to Taxes (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation:

(i) the provision of any Tax Returns, other than any Cogint Consolidated Return, of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (or, in the case of any Mixed Business Income Tax Return, to the extent practicable, the portion of such Tax Return that relates to Taxes for which SpinCo is responsible pursuant to this Agreement);

(ii) the execution of any document (including any power of attorney) in connection with any Tax Proceedings of either of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter;

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents) (other than any Cogint Consolidated Return), documents, books, records or other information in connection with the filing of any Tax Returns of either of the Parties or their Subsidiaries (or, in the case of any Mixed Business Income Tax Return, to the extent practicable, the portion of such Tax Return, documents, books, records or other information that relates to Taxes for which SpinCo is responsible pursuant to this Agreement); and

(v) the making of each Party’s employees, advisors, and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Notwithstanding anything in this Agreement to the contrary, neither Party shall be required to provide the other Party or any of such other Party’s Subsidiaries access to or copies of information, documents or personnel if such action could reasonably be expected to result in the waiver of any Privilege. In the event that either Party determines that the provision of any information or documents to the other Party or any of such other Party’s Subsidiaries could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit compliance with its obligations hereunder in a manner that avoids any such harm or consequence.

(c) The Parties shall perform all actions required or permitted under this Agreement in good faith. If one Party requests the cooperation of the other Party pursuant to this Section 6.01 or any other provision of this Agreement, except as otherwise expressly provided in this Agreement, the requesting Party shall reimburse such other Party for all reasonable out-of-pocket costs and expenses incurred by such other Party in complying with the requesting Party’s request.

Section 6.02 Retention of Records. Cogint and SpinCo shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, in each case that relate to a Pre-Closing Period, until the later of the six-year anniversary of the filing of the relevant Tax Return or, upon the written request of the other Party, for a reasonable time thereafter (the “Retention Period”). Upon the expiration of the Retention Period, the foregoing information may be destroyed or disposed of by the Party retaining such documentation or other information unless the other Party otherwise requests in writing before the expiration of the Retention Period. In such case, the Party retaining such documentation or other information shall deliver such materials to the other Party or continue to retain such materials, in either case at the expense of such other Party.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized public accounting firm reasonably acceptable to both of the Parties (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Cogint and SpinCo and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination within the ranges submitted by the

Parties. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Cogint and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The total costs and expenses of the Accounting Firm will be allocated and borne between Cogint and SpinCo based upon that percentage of such fees and expenses equal to the percentage of the dollar value of the proposed determinations submitted to the Accounting Firm determined in favor of the other Party; provided, that if in light of the nature of the dispute the foregoing is not feasible, such costs and expenses shall be borne equally by the Parties. Any initial retainer required by the Accounting Firm shall be funded equally by the Parties (and, following the Accounting Firm’s determination, the Parties shall make appropriate payments between themselves as are necessary to give effect to the preceding sentence).

Section 7.02 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the prime rate published in the Wall Street Journal for the relevant period.

Section 7.03 Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Closing and remain in full force and effect in accordance with their applicable terms.

Section 7.04 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to either of the Parties hereto (including without limitation any successor of Cogint or SpinCo succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement. As of the Closing, this Agreement shall be binding on the Parent and the Parent shall be subject to the obligations and restrictions imposed on Cogint hereunder, including, without limitation, with respect to the indemnification obligations of Cogint hereunder.

Section 7.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 7.06 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement, the Separation Agreement and the other Ancillary Agreements constitute the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 7.07 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties hereto, except that each Party may assign (a) any or all of its rights and obligations under this Agreement to any of its Subsidiaries and (b) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any of its assets or entities or lines of business; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. Except as provided in Article III with respect to indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 7.09 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 7.10 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Cogint and SpinCo have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 7.11 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 7.12 Coordination with the Employee Matters Agreements. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 7.13 Confidentiality. The parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its representatives hereunder (including any Information and any Tax Returns).

Section 7.14 Expenses. Except as otherwise provided in this Agreement, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

Section 7.15 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 7.16 Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (c) on the date of facsimile or email transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the others):

If to: Cogint after the Distribution Date, to:

BlueFocus International Limited

600 Lexington Avenue, 6th Floor

New York, NY 10022

Attn:    He Shen, Chief Financial Officer

Email: he.shen@bluefocus.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street Boston, MA 02116 Attn: Graham Robinson Laura Knoll Fax: (617) 573-4822 Email: graham.robinson@skadden.com laura.knoll@skadden.com	525 University Avenue Palo Alto, CA 94301 Attn: Michael Mies Fax: (650) 798-6510 Email: michael.mies@skadden.com

If to: SpinCo, prior to or after the Distribution Date (or if to Cogint before the Distribution Date) to:

2650 North Military Trail, Suite 300

Boca Raton, FL 33431

Attn: Chief Executive Officer

Email: derek@cogint.com

Fax:     (561) 571-2712

with a copy (which shall not constitute notice) to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street, Suite 1100

Miami, Florida 33131

Attention:	Teddy D. Klinghoffer

Mary V. Carroll

Email:	teddy.klinghoffer@akerman.com

mary.carroll@akerman.com

Fax:	(954) 463-2224

Any notice to Cogint will be deemed notice to all members of the Cogint Group, and any notice to SpinCo will be deemed notice to all members of the SpinCo Group.

Section 7.17 Coordination with Ancillary Agreements. Except as explicitly set forth in the Separation Agreement or any other Ancillary Agreement, this Agreement shall be the exclusive agreement among the Parties with respect to all Tax matters, including indemnification in respect of Tax matters. The Parties agree that this Agreement shall take precedence over any and all agreements among the Parties with respect to Tax matters.

Section 7.18 Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Cogint, Inc.

By	/s/ Derek Dubner
Name:	Derek Dubner
Title:	Chief Executive Officer

Red Violet, Inc.

By	/s/ Derek Dubner
Name:	Derek Dubner
Title:	Chief Executive Officer

[Signature Page to Tax Matters Agreement]